Exhibit 10.4

HORNBECK OFFSHORE SERVICES, INC.

2026 OMNIBUS INDUCEMENT INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Hornbeck Offshore Services, Inc. 2026 Omnibus Inducement Incentive Plan, as amended, amended and restated, supplemented or otherwise modified from time to time (the “Plan”), Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of performance-based Restricted Stock Units (the “PSUs”) set forth below. This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Performance-Based Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Award:	Restricted Stock Units, granted pursuant to Article VII of the Plan, which vest subject to both time-based and performance-based vesting conditions, as set forth below

Participant:	Todd M. Hornbeck

Date of Grant:	September 4, 2026

Total Number of PSUs:	1,000,000 PSUs (with an opportunity to earn a maximum of 1,500,000 Shares)

Vesting Schedule:	Subject to the terms set forth herein and in the Agreement and the Plan, the PSUs shall vest based on achievement of the performance-vesting conditions set forth on Annexes A and B, as applicable, attached to the Agreement, so long as you remain continuously employed by the Company or an Affiliate from the Date of Grant through December 31, 2029

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Performance-Based Restricted Stock Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice and have had an opportunity to obtain the advice of counsel prior to executing this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Notwithstanding any provision of this Grant Notice or the Agreement, if you have not executed this Grant Notice within 90 days following the Date of Grant set forth above, you will be deemed to have accepted this Award, subject to all of the terms and conditions of this Grant Notice, the Agreement and the Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ Samuel A. Giberga
Name: Samuel A. Giberga
Title: Executive Vice President, General Counsel and Secretary

PARTICIPANT

/s/ Todd M. Hornbeck
Name: Todd M. Hornbeck

SIGNATURE PAGE TO

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

EXHIBIT A

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance-Based Restricted Stock Unit Award Agreement (together with the Performance-Based Restricted Stock Unit Grant Notice (the “Grant Notice”) to which this Performance-Based Restricted Stock Unit Award Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), by and between Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), and Todd M. Hornbeck (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. This grant of PSUs constitutes an “Employment Inducement Award” under Section 303A.08 of the NYSE Listing Rules. Any Shares issued in connection with the PSUs shall be issued under the Plan and shall not be issued under the Hornbeck Offshore Services, Inc. 2005 Long-Term Incentive Plan (As Amended and Restated Effective May 15, 2024) or any other stockholder-approved equity compensation plan of the Company.

1. Award. In consideration of the Participant’s employment with the Company or a Subsidiary following the Transaction and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to the Participant 1,000,000 PSUs on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. The PSUs are comprised of two tranches: (a) 500,000 PSUs that are subject to the performance-vesting conditions set forth in Section 2(b)(i) (the “Synergy PSUs”) and (ii) 500,000 PSUs that are subject to the performance-vesting conditions set forth in Section 2(b)(ii) (the “Stock Price PSUs”). The Participant has the opportunity to earn up to 100% of the Synergy PSUs and up to 200% of the Stock Price PSUs. In addition, the PSUs are subject to the time-vesting conditions set forth in Section 2(a), and, except as otherwise expressly provided herein, the PSUs will not be considered to be vested (and the Participant will have no right to receive any Shares or other payments in respect of the PSUs) unless both the time-vesting conditions and the applicable performance-vesting conditions are satisfied. PSUs that have performance-vested but have not time-vested are referred to herein as “Performance-Vested PSUs”. PSUs that have both performance-vested and time-vested are referred to herein as “Fully Vested PSUs”. To the extent vested, each PSU represents the right to receive one Share, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Prior to settlement of the PSUs, the PSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2. Vesting of PSUs.

(a) Time-Vesting Condition. Except as otherwise expressly provided in Section 3, 100% of the PSUs shall time vest only if the Participant remains actively employed with the Company and/or its Affiliate(s) through December 31, 2029.

(b) Performance-Vesting Conditions. Except as otherwise expressly provided in Section 3, the PSUs shall performance vest in accordance with this Section 2(b).

(i) Synergy PSUs. The Synergy PSUs shall performance vest based on the performance criteria set forth on Annex A (the “Synergy Performance Criteria”).

(ii) Stock Price PSUs. The Stock Price PSUs shall performance vest based on the performance criteria set forth on Annex B (the “Stock Price Performance Criteria”).

(iii) Determinations by Committee. The Committee shall determine and certify whether the Synergy Performance Criteria and the Stock Price Performance Criteria have been satisfied, acting reasonably and in good faith. The Committee’s certification shall be final, conclusive and binding on the Participant and on all other persons, provided that such certification is made reasonably and in good faith, and is not the result of manifest error.

3. Early Termination; Change in Control.

(a) Good Leaver Termination On or Prior to December 31, 2027. In the event of the Participant’s termination of employment (i) due to a Qualifying Termination (as defined in the Employment Agreement) or (ii) due to the Participant’s death or Disability (as defined in the Employment Agreement) (each, a “Good Leaver Termination” and the date of any termination of employment for any reason, the “Termination Date”) on or prior to December 31, 2027, (i) any unvested Synergy PSUs and unvested Stock Price PSUs that are outstanding as of the Termination Date shall immediately vest in full at the target performance level and become Fully Vested PSUs and (ii) any Restricted Stock that is outstanding as of the Termination Date shall immediately vest in full.

(b) Good Leaver Termination Following December 31, 2027 but Prior to December 31, 2029. In the event of a Good Leaver Termination following December 31, 2027 but prior to December 31, 2029, (i) any unvested Synergy PSUs that are outstanding as of the Termination Date shall immediately vest in full based on actual performance as of the Termination Date, (ii) any unvested Stock Price PSUs that are outstanding as of the Termination Date shall immediately vest in full based on actual performance as of the most recent Stock Price Measurement Date that occurred prior to the Termination Date (or, if no Stock Price Measurement Date has occurred, based on actual performance as of the Termination Date), and (iii) any Restricted Stock that is outstanding as of the Termination Date shall immediately vest in full.

(c) Failure to be Elected as Chairman at Second Annual Meeting. If, as of the Company’s second annual meeting of stockholders following consummation of the Transaction (currently anticipated to occur in May or June 2028) (the “Second Annual Meeting”), the Participant is serving as Chief Executive Officer of the Company, is willing to serve as Chairman of the Board, and no grounds for a Cause termination exist, but the Participant is not elected as Chairman, (i) any unvested Synergy PSUs and unvested Stock Price PSUs that are outstanding as of the date of the Second Annual Meeting shall immediately vest in full at the target performance level and become Fully Vested PSUs and (ii) any Restricted Stock that is outstanding as of the date of the Second Annual Meeting shall immediately vest in full.

(d) Change in Control Prior to December 31, 2029. In the event of a Change in Control prior to December 31, 2029, (i) any unvested Synergy PSUs and unvested Stock Price PSUs that are outstanding as of the date of the Change in Control shall immediately vest in full based on the greater of (A) target performance level and (B) actual performance as of the date of the Change in Control, and (ii) any Restricted Stock that is outstanding as of the date of the Change in Control shall vest in full.

(e) General. For clarity, for each of Sections 3(a)-(d), any PSUs that performance vest in accordance with such Section will become Fully Vested PSUs, and any PSUs that do not performance vest in accordance with such Section (and all rights arising from such PSUs and from being a holder thereof) will be automatically and immediately forfeited without any consideration as of the Termination Date (for Sections 3(a) and (b)), the date of the Second Annual Meeting (for Section 3(c)), or the date of the Change in Control (for Section 3(d)), as applicable.

(f) Forfeiture. Notwithstanding anything to the contrary in this Agreement, in the event of the termination of the Participant’s employment prior to December 31, 2029 (i) at a time when grounds for a Cause termination exist or (ii) by the Participant without Good Reason (as defined in the Employment Agreement), (A) all PSUs and Restricted Stock that are outstanding as of the Termination Date (and all rights arising from such PSUs and Restricted Stock and from being a holder thereof) will be automatically and immediately forfeited without any consideration as of the Termination Date and (B) the Participant will immediately, and no later than 30 days following the Termination Date, disgorge to the Company all unvested Restricted Stock previously issued to the Participant upon settlement of the PSUs (other than any Restricted Stock sold in a broker-assisted sale to satisfy tax withholding obligations pursuant to Section 7(a)(i)) (clauses (A) and (B), the “Forfeiture Consequences”).

4. Dividend Equivalent Rights and Dividends.

(a) Dividend Equivalent Rights on PSUs. In the event that the Company declares and pays a regular cash dividend in respect of its outstanding Shares (which, for clarity, does not include any extraordinary cash dividend) and, on the record date for such dividend, the Participant holds PSUs granted pursuant to this Agreement that have not been settled, the Company shall record in a bookkeeping account an amount equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of Shares equal to the number of PSUs held by the Participant that have not been settled as of such record date (the “Dividend Equivalent Rights”), and such Dividend Equivalent Rights shall be subject to the same terms and conditions, including with respect to vesting, forfeitability and transferability, as the underlying PSUs. All amounts, if any, payable as a result of such Dividend Equivalent Rights shall be paid to the Participant in cash (or, at the discretion of the Company, in Shares) on or following, but no later than 60 days after, the date that the underlying PSU becomes a Fully Vested PSU or, if the PSU was settled into Restricted Stock, the date that the Restricted Stock for which the underlying PSU was settled vests. For purposes of clarity, if any of the PSUs (or the Restricted Stock for which the PSUs were settled) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalent Rights, if any, accrued with respect to such forfeited PSUs. No interest will accrue on the Dividend Equivalent Rights between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalent Rights.

(b) Dividends on Restricted Stock. With respect to any Restricted Stock issued in settlement of Performance-Vested PSUs, the Participant shall be entitled to receive all dividends and other distributions that the Company declares and pays in respect of its outstanding Shares; provided that any dividends or other distributions payable with respect to the Restricted Stock shall be subject to the same terms and conditions, including with respect to vesting, forfeitability and transferability, as the underlying Restricted Stock and shall be payable to the Participant on or following, but no later than 60 days after, the date that the underlying Restricted Stock vests. The dividends or other distributions payable with respect to Restricted Stock that do not vest shall be forfeited. No interest will accrue on the dividends or other distributions payable with respect to Restricted Stock between the declaration and payment of the applicable dividends or other distributions and the payment of such amount to the Participant upon the vesting of the Restricted Stock.

5. Settlement of PSUs.

(a) Performance-Vested PSUs. As soon as administratively practicable following the date that a PSU becomes a Performance-Vested PSU, but in no event later than 60 days thereafter, the Company shall settle the Performance-Vested PSUs by issuing a number of Restricted Stock equal to the number of Performance-Vested PSUs that vested on such date. For clarity, Article VII of the Plan shall apply to the Restricted Stock, mutatis mutandis, even though the Restricted Stock is being issued in settlement of Performance-Vested PSUs and not as a separate Award. The Restricted Stock will not be subject to any performance-vesting conditions, but will be subject to the time-vesting conditions set forth in Section 2(a) and the termination, Change in Control, and other provisions set forth in Section 3, mutatis mutandis. Notwithstanding the foregoing, if the Performance-Vested PSUs become Fully Vested PSUs prior to being settled, then this Section 5(a) shall no longer apply, and the Fully Vested PSUs will be settled pursuant to Section 5(b).

(b) Fully Vested PSUs. As soon as reasonably practicable following the date that a PSU becomes a Fully Vested PSU, but in no event later than 60 days thereafter, the Company shall settle the Fully Vested PSUs by issuing a number of Shares equal to the number of outstanding Fully Vested PSUs.

(c) General. All Restricted Stock and Shares issued hereunder shall be delivered either by delivering one or more certificates for such Restricted Stock or Shares to the Participant or by entering such Restricted Stock or Shares in book-entry form, as determined by the Committee in its sole discretion. The value of Restricted Stock and Shares shall not bear any interest owing to the passage of time. Neither this Section 5(c) nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind. No fraction of a Restricted Stock or Share shall be issued by the Company upon settlement of the PSUs. Instead, in the event that there is a fraction of a Performance-Vested PSU or Fully Vested PSU, the number of Performance-Vested PSUs or Fully Vested PSUs, respectively, shall be rounded up or down to the nearest whole number; provided that in no event shall the Company issue more than 500,000 Restricted Stock or Shares in settlement of the Synergy PSUs or 1,000,000 Restricted Stock or Shares in settlement of the Stock Price PSUs.

6. Restrictive Covenants.

(a) Restrictive Covenants. The Participant acknowledges and agrees that the grant of the PSUs further aligns the Participant’s interests with the Company’s long-term business interests, and as a condition to the Company’s willingness to enter into this Agreement, the Participant agrees to abide by the terms of any and all restrictive covenant agreements and obligations to which the Participant is subject in respect of the Company and its Affiliates, including, but not limited to, any confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement, assignment of inventions or other restrictive covenants in any Service Arrangement (as defined below) or other agreement by and between the Company or any Affiliate and the Participant, including those set forth in the Employment Agreement (the “Restrictive Covenants”).

(b) Forfeiture. Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that the Participant has materially breached any of the Restrictive Covenants; provided that such material breach has a substantial detrimental impact on the Company or could reasonably be expected to have a substantial detrimental impact on the Company as determined by the Board in good faith; provided, further, that, solely for purposes of this Agreement (and without affecting the determination of whether a breach of the Restrictive Covenants has occurred for any other purpose or limiting any other remedies with respect thereto), a material breach of the Restrictive Covenants can only occur if (x) the Company provides the Participant with written notice of the circumstances constituting the alleged material breach of the Restrictive Covenants within 90 days after becoming aware of such circumstances and (y) the alleged breach, if curable (which includes any commercial relationship resulting from such prohibited conduct), has not been cured within 15 days after receipt of the written notice described in clause (x) (any such breach, a “Restrictive Covenant Violation”), then the Forfeiture Consequences will apply.

7. Tax Withholding.

(a) Performance-Vested PSUs.

(i) Broker-Assisted Sale. The tax withholding obligation in connection with the settlement of the Performance-Vested PSUs into Restricted Stock (the “Withholding Obligation”) shall be satisfied in accordance with this Section 7(a)(i). By accepting this Agreement, the Participant hereby elects, effective on the Date of Grant, to sell a whole number of Restricted Stock from the Restricted Stock then issuable to the Participant pursuant to the Performance-Vested PSUs in an amount and at such time as is determined in accordance with this Section 7(a)(i), and to allow the Agent (as defined below) to remit the cash proceeds of such sales to the Company as more specifically set forth below (a “Sell to Cover”) to permit the Participant to satisfy the Withholding Obligation and further acknowledges and agrees to the following provisions.

(1) The Participant hereby irrevocably appoints the Company’s designated broker Fidelity, or such other broker as the Company may select, as the Participant’s agent (the “Agent”), and authorizes and directs the Agent to:

(A) Subject to Section 7(a)(i)(6), sell on the open market at the then prevailing market price(s), on the Participant’s behalf, as soon as practicable on or after the delivery of Restricted Stock in settlement of the Performance-Vested PSUs, the number (rounded up to the next whole number) of Restricted Stock (which, for clarity, shall vest upon such sale in accordance with Section 7(a)(ii)) sufficient to generate proceeds to cover (I) the satisfaction of the Withholding Obligation arising from the settlement of the Performance-Vested PSUs and (II) all applicable, reasonable and documented fees and commissions due to, or required to be collected by, the Agent with respect thereto, provided that at least 15 days prior to any vesting date and at a time when the Participant does not possess material nonpublic information concerning the Company the Participant may provide written notice to the Agent electing to directly pay such reasonable and documented fees and commissions due to the Agent in cash (following the receipt by Participant of an invoice therefor); provided, further, that such election must be made in accordance with the Company’s Insider Trading Policy in effect as of the time of such election;

(B) Remit directly to the Company the proceeds necessary to satisfy the Withholding Obligation;

(C) If applicable, retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent relating directly to the sale; and

(D) Deposit any remaining funds in the Participant’s account.

(2) The Participant acknowledges that the Participant’s election to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in this Section 7(a)(i) is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (Participant’s election to Sell to Cover and the provisions of this Section 7(a)(i), collectively, the “10b5-1 Plan”). The Participant acknowledges that by accepting this Award, the Participant is adopting the 10b5-1 Plan to permit the Participant to satisfy the Withholding Obligation. The Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Restricted Stock that must be sold pursuant to this Section 7(a)(i) to satisfy the Withholding Obligation.

(3) The Participant acknowledges that the Agent is under no obligation to arrange for the sale of Restricted Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to the Participant’s account. In addition, the Participant acknowledges that it may not be possible to sell Restricted Stock as provided for in this 10b5-1 Plan and in the event of the Agent’s inability to sell Restricted Stock, the Participant will continue to be responsible for the Withholding Obligation.

(4) The Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan. The Agent is a third-party beneficiary of this Section 7(a)(i) and the terms of this 10b5-1 Plan.

(5) The Participant’s election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. This 10b5-1 Plan shall terminate not later than the date on which both (A) the Withholding Obligation arising from the settlement of any Performance-Vested PSUs held by the Participant is satisfied and (B) there are no remaining outstanding unvested PSUs or Performance-Vested PSUs held by the Participant.

(6) Notwithstanding the terms of Section 7(a)(i)(1)(A), at least 15 days prior to any vesting date and at a time when the Participant does not possess material nonpublic information concerning the Company, the Participant may elect to have the Withholding Obligation calculated and satisfied at a rate up to the maximum combined federal, state and local individual marginal statutory income tax rate applicable to supplemental wage income in the Participant’s jurisdiction of residence and work (the “Maximum Rate”); provided that such election must be made in accordance with the Company’s Insider Trading Policy in effect as of the time of such election. If the Participant does not make a Maximum Rate election, the Withholding Obligation shall be calculated under Section 7(a)(i)(1)(A).

(ii) Treatment of Restricted Stock Upon Broker-Assisted Sale. Notwithstanding anything to the contrary in this Agreement, any Restricted Stock that is sold in a broker-assisted sale pursuant to Section 7(a)(i) shall immediately vest upon such sale.

(iii) Section 83(b) Election. Within 30 days following the issuance of any Restricted Stock to the Participant, the Participant may make an election with the Internal Revenue Service under Section 83(b) of the Code in the form attached hereto as Annex C in respect of the Restricted Stock. If the Participant does make such election, the Participant shall provide a copy of such filed election to the Company. The Participant acknowledges and understands that, if the Participant desires to make a Code Section 83(b) election, it is the Participant’s sole obligation and responsibility to timely file each such election, and neither the Company or any of its affiliates nor the Company’s legal or financial advisors shall have (A) any obligation or responsibility with respect to such filing or (B) any liability resulting or arising from the failure to timely file such election.

(b) Fully Vested PSUs. The Company is authorized to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local, and foreign taxes of any kind that the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule, or regulation with respect to the PSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement. For clarity, the Company is authorized to withhold a net number of Shares issuable upon settlement of Fully Vested PSUs that is sufficient to satisfy the tax withholding obligation based on the closing Share price on the trading day immediately preceding the date that the withholding obligation arises.

(c) No Company Liability or Tax Advice. The Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the PSUs. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or settlement of the PSUs or the subsequent vesting of Restricted Stock or sale of Restricted Stock or Shares. The Company does not commit and is under no obligation to structure the PSUs to reduce or eliminate the Participant’s tax liability. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award, vesting of the Restricted Stock, or disposition of the underlying Shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

(d) No Fractions. Notwithstanding anything to the contrary in this Agreement, no fraction of a Restricted Stock or Share shall be issued by the Company upon settlement of the PSUs, sold in any broker-assisted sale, or accepted by the Company in payment of any withholding obligation; rather, the Participant shall provide a cash payment for any withholding amount as is necessary to effect the issuance and acceptance (or the sale in a broker-assisted sale) of only whole Restricted Stock or Shares.

8. Non-Transferability. During the lifetime of the Participant, the PSUs and Restricted Stock may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs have been issued, and all restrictions applicable to such Shares and such Restricted Stock have lapsed. Neither the PSUs, the Restricted Stock, nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding anything to the contrary herein, any Shares (including any Restricted Stock) issued upon settlement of the PSUs shall be subject to the same transfer restrictions applicable to the Participant’s other equity holdings in the Company following the Transaction, including without limitation any lock-up period ending on the date that is 180 days following the consummation of the Transaction (or such earlier date as may be determined by the Board in connection with secondary sales).

9. Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Restricted Stock or Shares hereunder will be subject to compliance with all applicable requirements of Applicable Law with respect to such securities. No Restricted Stock or Shares will be issued hereunder if such issuance would constitute a violation of any Applicable Law. In addition, Restricted Stock or Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the Restricted Stock or Shares to be issued or (b) in the opinion of legal counsel to the Company, the Restricted Stock or Shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Restricted Stock or Shares hereunder will relieve the Company of any liability in respect of the failure to issue such Restricted Stock or Shares as to which such requisite authority has not been obtained. As a condition to any issuance of Restricted Stock or Shares hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any Applicable Law and to make any representation or warranty with respect to such compliance as may be requested by the Company.

10. Rights as a Stockholder. The Participant shall have no rights or privileges of a stockholder of the Company with respect to any Restricted Stock or Shares that may become deliverable hereunder unless and until the Participant has become the holder of record of such Restricted Stock or Shares and such Restricted Stock or Shares have been delivered to the Participant (including through electronic delivery to a brokerage account). No adjustments shall be made for dividends in cash or other property, distributions or other rights for which the record date is prior to the date of such issuance, recordation and delivery, except as otherwise specifically provided for in the Plan or this Agreement. Except as otherwise provided in the Plan or this Agreement (including Section 4(b)), after such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to such Restricted Stock or Shares.

11. Execution of Receipts and Releases. Any issuance or transfer of Restricted Stock, Shares or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided that any review period under such release will not modify the date of settlement with respect to vested PSUs.

12. No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of the PSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time. Unless otherwise provided in a Service Arrangement or by applicable law, the Participant’s employment by the Company, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Company, or any such Affiliate, or other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes. The grant of the PSUs is a one-time benefit that was made at the sole discretion of the Company and does not create any contractual or other right to receive a grant of Awards or benefits in the future in lieu of Awards in the future, including any adjustment to wages, overtime, benefits or other compensation. Any future Awards will be granted at the sole discretion of the Company.

13. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or other holder):

Hornbeck Offshore Services, Inc.

103 Northpark Blvd., Suite 300

Covington, LA 70433

Attention: [___________]

E-Mail: [___________]

If to the Participant, at the Participant’s last known address on file with the Company.

Notice shall be deemed to have been duly delivered (a) when delivered in person, (b) when sent by email (provided that the sender has not received any “bounce-back,” “out of office,” or similar message indicating that the email was not sent or received by the recipient) on a business day; provided that if a notice is sent by email after normal business hours of the recipient or on a non-business day, then it shall be deemed to have been received on the next business day after it is sent, (c) on the first business day after such notice is sent by express overnight courier service or (d) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained.

14. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system, by reference to a location on a Company intranet to which the Participant has access, or to the Participant’s account with the Company’s equity plan administrator. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.

15. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any Applicable Law.

16. Entire Agreement; Amendment. This Agreement (which, for clarity, includes the Grant Notice and the Plan) constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the PSUs granted hereby; provided that (a) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment agreement, offer letter, consulting agreement, change-in-control agreement, severance agreement or similar agreement between the Company or an Affiliate and the Participant or any severance plan, change-in-control plan or similar plan of the Company or an Affiliate in which the Participant participates (any such arrangement, a “Service Arrangement”), including the Employment Agreement, in each case, in effect as of the date a determination is to be made under this Agreement; and (b) the consequences for a material breach of the Restrictive Covenants set forth herein are in addition to and complement (and do not replace or supersede) any other consequences set forth in the Employment Agreement or otherwise for a breach of the Restrictive Covenants. Without limiting the scope of the preceding sentence, except as provided therein, the non-binding term sheet included in the Merger Agreement and all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided that except as otherwise provided in the Plan or this Agreement, any such amendment that materially impairs the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

17. Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such right continues.

18. Company Recoupment of Awards. The Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment or clawback policy or other agreement or arrangement with the Participant, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any other Applicable Law. The Participant’s acceptance of this Award will constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of any Company recoupment, clawback or similar policy that may apply to the Participant and this Award, whether adopted before or after the Effective Date or Date of Grant (whether through clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance therewith) and any Applicable Law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation or other similar action, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

19. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.

20. Venue. The Company, the Participant and any of the Participant’s permitted transferees, agree that any suit, action or proceeding arising out of or related to this Agreement shall be brought in the United States District Court for the District of Delaware (or should such court lack jurisdiction to hear such action, suit or proceeding, in the courts of the State of Delaware) and that all parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by applicable law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. Without limiting the generality of Section 17, if any one or more provisions of this Section 20 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

21. Conformity to Securities Laws. The Participant acknowledges that this Agreement is intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, this Award shall be administered, granted and settled only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law and the Plan, this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.

22. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom the PSUs or Restricted Stock may be transferred by will or the laws of descent or distribution.

23. Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

24. Counterparts. The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by facsimile or portable document format (.pdf) attachment to electronic mail or via electronic acceptance in accordance with Section 14 shall be effective as delivery of a manually executed counterpart of the Grant Notice.

25. Section 409A. The Plan, this Agreement and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan or this Agreement that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan or this Agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in this Agreement) upon expiration of such delay period. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s payments pursuant to the Dividend Equivalent Rights shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the PSUs provided under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

26. Definitions.

(a) “Cause” has the meaning ascribed to such term in the Employment Agreement.

(b) “Employment Agreement” means that certain Second Amended and Restated Employment Agreement, dated as of September 1, 2026, by and among Hornbeck Offshore Operators, LLC, the Company and the Participant, as amended, amended and restated, supplemented or otherwise modified from time to time.

(c) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 22, 2026, by and among the Company, Hornbeck Offshore Services, Inc., and the other parties thereto.

(d) “Transaction” means the transactions contemplated by the Merger Agreement.

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Annex A

Synergy Performance Criteria

ANNEX A

Annex B

Stock Price Performance Criteria

ANNEX B

Annex C

Election to Include Property in Gross Income Pursuant to

Section 83(b) of the Internal Revenue Code

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the property described below over the amount paid for that property.

1.	The name, social security number, address of the undersigned, and the taxable year for which this election is being made are:

Name:

Address:

Social Security Number:

Taxable Year:	Calendar Year 202[●]

2.	The property that is the subject of this election is [●] restricted shares of common stock (the “Shares”) of Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”).

3.	The property was transferred to the undersigned on [●], 202[●].

4.

The property is subject to the following restrictions: the Shares are subject to vesting conditions, transfer restrictions and forfeiture conditions as set forth in the Performance-Based Restricted Stock Unit Award Agreement, dated as of September 4, 2026, by and between the Company and the undersigned.

5.

The fair market value of the property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Treasury Regulations § 1.83-3(h)) is: $[●] per Share.

6.	For the property transferred, the undersigned paid: $0.00 per Share.

7.	The amount to include in gross income is $[●].

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election also will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the property was transferred.

A copy of this election is being furnished to the Company pursuant to Treasury Regulations § 1.83-2(d). This election is dated as of [●], 202[●].

Todd M. Hornbeck

ANNEX C